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                                 C.C.I. AND HONDUTEL
                                 BILATERAL AGREEMENT
                                      TO PROVIDE
                     INTERNATIONAL SATELLITE PRIVATE LINE SERVICE


In the city of Tegucigalpa, M.D.C. on this fifth day of the month of December of Nineteen Hundred and Ninety Five, WE: CHARTER COMUNICACIONES INTERNACIONALES GRUPO, S. A. (C.C.I) of Panama, with its commercial offices respectively located at Calle 50, Edificio de Iberoamerica, Oficina 9 B, Piso 9, Balboa Panama, Panama and HONDUTEL (Honduran Telecommunications Company), located in Tegucigalpa, Honduras, accord the following:

1. C.C.I. and HONDUTEL will together provide international satellite private line services utilizing the earth station facilities of satellites:
    SOLIDARIDAD, PANAMSAT or the satellite INTELSAT of the Atlantic Ocean Region (AOR). The services stipulated under this contract will require multiple access techniques such as FDMA-MCPC. FDMA-SCPC-DAMA (assignment on demand) for point to point services, as well as eventual TDMA access and fixed TDMA access for services that employ stations recognized as VSAT for transmission of data only. For services with FDMA access, C.C.I. teleports that act as shared usage stations or dedicated stations assigned by C.C.I.
    will be used.   To render TDMA services to multi-users, an earth station
    HUB shared with C.C.I. and space segment techniques of shared time will be used.

2. The services to render by HODUTEL to users (carrier) in Honduras will be the following:

    a) Authorize all the licenses and permits required by the client (proprietary of the terminal satellite) to provide and operate the service in the country of Honduras, in accordance with the country's current laws.

    b) Prepare and send the descriptive technical forms of the satellite half circuit relative to HONDUTEL (for INTELSAT, form SSOG 200).

    a) Provide C.C.I with the rates that HONDUTEL will charge for the "half circuit" associated with these services of behalf of HONDUTEL. These rates are competitive on the international market of international private line services.

3. The services that C.C.I. will provide for the execution of these services are the following:

    a) Provide access to the space segment entrance and exit from the half circuit to the United States or Mexico (whichever the case). Stated space segment will be acquired and furnished by C.C.I.

    b) Provide HUB services including access, capacity, operation and maintenance.

    c) Provide the operation and monitoring of the Total Network from any of the C.C.I. Operation Network Centers located in Mountain View, California, USA or in Mexico City, Mexico.

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    d)   Provide and maintain an updated list of C.C.I. contacts (Exhibit D)
         and the installations for payment of C.C.I. invoices (Exhibit  ).

    e) C.C.I or its clients will be responsible for the realization of the following work for the preparation of the site: approval of all the permits of or the proprietors of the locales where the satellite terminals are installed, civil work to penetrate walls with the objective of interconnection cabling, construction of a protection screen that may be required at the installations at ground level and whichever electrical or ventilation work.

    a) C.C.I. or its clients will assume responsibility for all work and transactions related to shipping, importation and transportation of the satellite terminals.

    g) C.C.I. will assure that its clients obtain the licenses necessary to operate the terminals (client property) as private satellite communication stations, according to HONDUTEL regulations.

    h) C.C.I. will be responsible for the studies of the site, interference analysis, installations, tests, start up and operation of the satellite stations employed in the services described in this Contract.

    i) "For the earth stations to be installed on Honduran territory, the activities mentioned in the above point will be conducted in coordination with HONDUTEL."

4. C.C.I. will provide only one location for invoicing the client. HONDUTEL services will be invoiced to C.C.I.

5. HONDUTEL will receive monthly payments for its services in accordance with Exhibit A and B.

6. C.C.I. will be responsible for the leasing of the space segment for the corresponding half circuit.

7. The initial sites for the terminals and VSAT equipment, as well as the initial SCPC type terminals are defined in the attached exhibit (hereinafter referred to as the sites). The exhibit to be defined can be modified in parts from time to time to reflect the addition or withdrawal of clients.

8. C.C.I. and HONDUTEL will not permit the connection of terminals described in this Contract to whichever connected public line. C.C.I. and HONDUTEL will put forth their best effort to assure that clients do not utilize the VSAT service for whichever application that is not private corporate type communication (not public)

9. C.C.I. and HONDUTEL will maintain all information that is not intended public knowledge in complete confidentiality during the duration of this Contract and cannot provide this information without consent by both parties.

10. C.C.I. commits to not render the National VSAT service at HONDUTEL utilizing the installed VSAT for international use and recognizes that only HONDUTEL is authorized to render this service.

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11. If either of the two parties does not comply with the realization of the material obligations agreed upon, the other party has the right to terminate the Contract in ten (10) days by means of written notification to the other party.

12. "HONDUTEL has the right to conduct technical, financial, administrative and operational audits to verify and account that these channels are not used for resale of services or to flow international public voice traffic. The audits can be conducted by HONDUTEL without prior notification and has complete access to the facilities."

    Both parties and consequently their Administrations are committed to supervise that the international service is not used by the Companies as resale to third parties.

13. The relation established by this Contract does not constitute or authorize C.C.I. to be an agent or partner of HONDUTEL.

    It also does not constitute or authorize HONDUTEL to be an agent or partner of C.C.I. The services to be provided described in this Contract do not establish any joint operation (consortium) or fiduciary relationship between C.C.I. and HONDUTEL.

14. HONDUTEL will proceed to rescind this Contract without any responsibility and immediately cancel the operation of the services established in this Contract in Honduras should it detect any non-compliance of that set forth in point 11.

15. C.C.I. and HONDUTEL convene and accept that whichever controversy related to the execution and whichever other issue in connection with the development and compliance of this Contract will be resolved in a friendly and reconciling manner. Should both parties not come to a satisfactory agreement, the litigation will be submitted for resolution to a Honduran court therefore, both parties renounce their present domicile and diplomatic rights, and have as address to receive notifications, citations and summons, as described in this Contract.

    HONDUTEL
    Palacio de las Comunicaciones Electricas
    Apartado Postal 1794
    Tegucigalpa, M. D. C.C.I..
    Honduras, C.A.

    C.C.I.
    Calle 50, Edificio de Iberoamerica
    Oficina 9B, Piso 9 Balboa Panama
    Panama

    It is understood that any change in address should be notified to the other party by written within a term of ten days from the date of change. On the contrary, all notifications, citations and summons made to the current address will hold.

16. The obligations and rights of this Contract cannot be transferred by either of the parties to third persons without written consent of the other party.

17. The following documentation will serve as supporting documentation of this
    Contract:

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    INTERNATIONAL COMMERCIAL DIGITAL CIRCUITS (ICDC)

18. The duration and term of this Contract will be five (5) years as of the date signed. This contract may be extended for subsequent periods of one year. In case of an extension to the duration of the Contract, the request for extension should be provided in writing no later than ninety (90) days to the termination of the initial termination period or the subsequent periods thereafter.

    Extension may be granted due to delays produced by natural causes during the installation period which is ninety (90) days from the day of commencement.

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HONDUTEL:




___________________________________    Date: December 5, 1996
Jose Mario Maldonado (attorney)              -----------------------------
General Manager
Honduran Telecommunications Company






C.C.I.:


_____________________________________  Date: December 5, 1996
William C. Comee                             -----------------------------
Administrative Director
Charter Comunicaciones Internacionales
Grupo, S. A.

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                                      EXHIBIT A

                               MONTHLY RATES APPLICABLE
                   TO INTERNATIONAL CORPORATE SERVICE VIA SATELLITE
                                     (SECOINSAT)

                                    (US$ MONTHLY)


I. Rates indicated in continuation correspond to the INTERNATIONAL CORPORATE SERVICE rendered through the HONDUTEL Earth Station (TELEPORT - HONDUTEL). The price includes the portion of the space segment of Honduras, use of the installations of TELEPORT - HONDUTEL and does not include the local loop between TELEPORT - HONDUTEL and the client.

       Transmission Velocity                          Commitment Period
       ---------------------                          -----------------
                                                   1 Year         5 Years

      56/64 kbits/s                              4,000.00       3,500.00
        128 kbits/s                              6,400.00       5,600.00
        192 kbits/s                              9,600.00       8,400.00
        256 kbits/s                             12,800.00      11,200.00
      1.544 mbits/s                             25,000.00      22,000.00
      2.048 mbits/s                             30,300.00      28,000.00


    For velocities greater than 256 kbits/s but less than 1.544 mbits/s or
    2.048 mbits/s, the rate will be the result of multiplying the rate of US$3,200.00 for a period of one year and US$ 2,800.00 for a period of five years by the number of units required of 64 kbits/s.

    Commitments cannot be canceled before the termination of the period. Thus, in case of premature termination either party will pay 25% of the balance of the charges related to the remainder of the agreement.

I. The rates indicated in continuation correspond to the INTERNATIONAL SERVICE CONTRACT rendered by the Client's Earth Station. The price includes the portion of the Honduran space segment. In case the client's earth station utilize an antenna with a diameter less than the equivalent to multiplicative factor of 1.0. The cost of penalization for the circuit applied to Hondutel will be transferred to the client.

       Transmission Velocity                   Commitment Period
                        1 Year        5 Years        10 Years       15 Years
        56/64 kbits     1,165            910            850            792
      1.544 mbits/s    17,475         17,335         16,217         15,937
      2.048 mbits/s    23,300         23,113         21,622         20,131

    For velocities greater than 64 kbits/s but less than 1.544 mbits/s or 2.048 mbits/s, the rate will be the result of multiplying the 64 kbits/s rate by the number of units required for 64kbits/s.

    Commitments cannot be canceled before the termination of the period. Thus, in case of premature termination either party will pay 25% of the balance of the charges related to the remainder of the agreement, in addition to an annual payment of $680.00 for authorization of the Frequency License, plus a one time payment of US$2,000.00 for an Interference Study at the time of initial installation.

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                                      EXHIBIT B


    a.   US$500.00 when the HUB has 20 or more antennas.

    b.   US$700.00 when the HUB has from 11 and 19 VSAT antennas.

    a.   US$1,000.00 when the HUB has 10 or less VSAT antennas.


    Plus a deposit of US$2,500.00 to guarantee the transaction that will be reimbursed at the time the service is retired in the Republic of Honduras, and an annual payment of US$680.00 for the authorization of the License for the use of the Frequency, as well as a one time payment of US$2,000.00 for a study prepared on Interference at the time of initial installation.

    These rates are valid for a term of three (3) years and will remain in effect for the duration of the Contract. The rates may change upon review of this bilateral agreement.

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                                      EXHIBIT C


                           PERSONNEL TO CONTACT AT HONDUTEL


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                                      EXHIBIT D

                                LIST OF CONTACTS FROM
                  CHARTER COMUNICACIONES INTERNACIONALES GRUPO, S.A.




         a.   Lic. Leonel Gutierrez Minera
              Resident Attorney
              Telephone:  (504) 32-1291

         b.   William C. Comee
              Administrative Director
              Telephone:  (507) 264-8531

         c.   Carlos Vega
              Technical Manager
              Telephone:  (507) 264-8531

         d.   Edilbrando Denis
              General Manager
              Telephone:  (507) 264-8531